__________________, 2008

JPMorgan Trust II

245 Park Avenue

New York, NY 10167

Dear Sirs:

JPMorgan Investment Advisors Inc., JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMorgan Investment Advisors Inc.	JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.
By:	By:

Accepted by: JPMorgan Trust II
By:

SCHEDULE A

Fund Name	Class	Expense Cap	Expense Cap Period End

JPMorgan Core Bond Fund	Class R2	1.00%	[December 31, 2009]
JPMorgan Core Plus Bond Fund	Class R2	1.17%	[December 31, 2009]
JPMorgan Government Bond Fund	Class R2	1.00%	[December 31, 2009]
JPMorgan High Yield Bond Fund	Class R2	1.40%	[December 31, 2009]
JPMorgan International Equity Index Fund	Class R2	1.32%	[December 31, 2009]
JPMorgan Large Cap Growth Fund	Class R2	1.49%	[December 31, 2009]
JPMorgan Large Cap Value Fund	Class R2	1.49%	[December 31, 2009]
JPMorgan Market Expansion Index Fund	Class R2	1.07%	[December 31, 2009]
JPMorgan Small Cap Growth Fund	Class R2	1.50%	[December 31, 2009]
JPMorgan Small Cap Value Fund	Class R2	1.50%	[December 31, 2009]